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                                  UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                              WASHINGTON,  DC  20549

                                   FORM  12B-25

                           NOTIFICATION  OF  LATE  FILING

                        Commission  File  Number:  000-28411

(Check One): [X] Form 10-K   [_] Form 20-F   [_] Form 11-K   [_] Form 10-Q
             [_] Form  N-SAR

               For  Period  Ended:  December  31,  2002

               [_]  Transition  Report  on  Form  10-K
               [_]  Transition  Report  on  Form  20-F
               [_]  Transition  Report  on  Form  11-K
               [_]  Transition  Report  on  Form  10-Q
               [_]  Transition  Report  on  Form  N-SAR

               For  the  Transition  Period  Ended:

  Read  attached  instruction sheet before preparing form. Please print or type.

    Nothing  in  this  form  shall be construed to imply that the Commission has verified  any  information  contained  herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART  I  --  REGISTRANT  INFORMATION

Full  name  of  registrant:   FTS APPAREL,  INC.
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Former  name  if  applicable:
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Address of principal executive office (Street and number):

1379 River Road,
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Yardley, Pennsylvania   19067


City,  state  and  zip  code:  New  York,  NY  10022
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PART  II  --  RULES  12b-25(b)  AND  (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The  reasons  described  in reasonable detail in Part III of this
     |         form  could  not  be  eliminated  without  unreasonable effort or
     |         expense;
     |
[X]  |    (b)  The  subject annual report, semi-annual report, transition report
     |         on  Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
     |         will  be  filed on or before the fifteenth calendar day following
     |         the  prescribed  due  date;  or  the  subject quarterly report or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on  or before the fifth calendar day following the prescribed due
     |         date;  and
     |
     |    (c)  The  accountant's  statement  or  other  exhibit required by Rule
     |         12b-25(c)  has  been  attached  if  applicable.


PART  III  --  NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)


The Company and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operation.

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PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Scott Gallagher                 215              369-997
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             (Name)                     (Area  Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               FTS APPAREL ,  INC.
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                  (Name  of  Registrant  as  Specified  in  Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March  31,  2003                By:  /s/Scott Gallagher
                                        -----------------------
                                        Scott Gallagher
                                        President




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